Exhibit 99.1

Tidewater Elects Nicholas J. Sutton To Its Board of Directors

NEW ORLEANS, July 24, 2006 – Tidewater (NYSE: TDW) today announced the election of Nicholas J. Sutton to its Board of Directors for a term expiring in July 2007.

Mr. Sutton comes to Tidewater with a distinguished and successful career in the oil and gas industry. Mr. Sutton is the Chairman and Chief Executive Officer of Resolute Natural Resources Company, an independent energy producer headquartered in Denver, Colorado. He currently serves on the boards of Resolute Natural Resources Company and the St. Francis Hospital Foundation in San Francisco. Mr. Sutton has also served on the boards of Kerr-McGee Corporation, Colorado Oil & Gas Association and the Association Board of the San Francisco Bay Area YMCA.

In 1978, Mr. Sutton co-founded HS Resources, which grew into one of the largest U.S. domestic independent producers. In 2001, it was acquired by Kerr-McGee Corporation in a merger transaction valued at approximately $1.8 billion. The company was publicly traded for the fourteen years prior to its merger, during which time Mr. Sutton served as its Chairman and Chief Executive Officer.

Mr. Sutton earned his undergraduate degree in engineering from Iowa State University, and his law degree from the University of California (Hastings College of Law). After law school, Mr. Sutton was law clerk to the Chief Justice of the California Supreme Court. Additionally, Mr. Sutton graduated from the Harvard Business School’s Executive Educational OPM Program. He is a member of the Society of Petroleum Engineers and the American Association of Petroleum Geologists.

Tidewater Inc. owns over 515 vessels, the world’s largest fleet of vessels serving the global offshore energy industry.

Contact: Joe Bennett – (504) 566-4506

1